Exhibit (r)(2)

SECTION B: CONFLICTS OF INTEREST
B2. THE CODE OF ETHICS

I.	INTRODUCTION

This Code of Ethics (the “Code”) is designed to (i) remind employees and other representatives of Townsend Holdings LLC (d/b/a “The Townsend Group”) (“Townsend”) of their obligations to Townsend’s clients; (ii) memorialize and foster Townsend’s general standards of business conduct; (iii) require employees and certain other persons to report their personal securities transactions and holdings; and (iv) require the reporting of violations.

This Code is intended to supplement Townsend’s Compliance Policies and Procedures (the “Compliance Procedures”) and other policies to ensure that Townsend complies with the Investment Advisers Act of 1940 and other applicable laws, and to provide additional guidance to employees and other representatives of Townsend in connection with their fiduciary duties and legal obligations to Townsend’s clients.

This Code and the Compliance Procedures cover a wide range of business practices and procedures. However, they do not cover every issue that may arise. Because not every potential issue can be anticipated in advance, this Code and the Compliance Procedures also contain general provisions prohibiting situations likely to lead to conflicts and establish basic principles to guide Townsend’s employees and other representatives. In view of these general provisions and our general duties to our clients, it is critical that any individual who is in doubt about the applicability of this Code, the Compliance Procedures or other policies to a given situation seek a determination from the Chief Compliance Officer or his or her designee (“Compliance Office”) about the propriety of the conduct in advance.

This Code will be reviewed on an ongoing basis and revised as needed. It will also be scrutinized and revised as necessary at least once a year.

This Code generally applies to all directors of Townsend, all officers of Townsend, all other persons occupying a similar status or performing similar functions as the officers of Townsend, all employees of Townsend, and all other individuals who are subject to Townsend’s supervision and control (collectively, “Townsend Associates”).

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A.	Sanctions

Adherence to this Code is of fundamental importance to the employment by, or other association with, Townsend. Every Townsend Associate is expected to adhere to the requirements of this Code despite any inconvenience that may be involved. Because Townsend believes strongly in the importance of compliance with the requirements of this Code, Townsend Associates who fail to comply may be disciplined, up to and including dismissal. The Compliance Office will report all violations of the Code or the Compliance Policies to the Compliance Committee. The Compliance Committee will determine applicable sanctions correlating to the severity of such violation. The Compliance Committee will take into consideration such factors as the frequency and severity of any prior violations. The frequency and severity of violations within a 12 month period will be taken into consideration during employee annual reviews and may affect incentive compensation. Additionally, violations of this Code or the Compliance Policies could result in criminal penalties and/or civil liabilities.

B.	Certifications

At least once each fiscal year, the Compliance Office will notify each Townsend Associate that he or she is subject to this Code and will deliver a copy of this Code to each such person. Each Townsend Associate will be required to submit to the Compliance Office a written acknowledgement in the form attached as Exhibit A, acknowledging and certifying that he or she (i) has received and reviewed this Code (and any amendments); (ii) understands this Code and recognizes that he or she is subject to its provisions and penalties for non-compliance; and (iii) is, to the best of his or her knowledge, in compliance with the requirements of this Code. The Compliance Office must also provide Townsend Associates with copies of any amendments to this Code. Each Townsend Associate must also complete a Compliance Questionnaire in the form attached hereto as Exhibit B no later than ten days after such person becomes a Townsend Associate and at least annually thereafter.

II.	STANDARDS OF CONDUCT

A.	Fiduciary and Other Duties

As an investment adviser, Townsend has a fiduciary duty to each of its clients. This fiduciary duty consists of (i) a duty of utmost good faith and undivided loyalty; (ii) an obligation to fully and fairly disclose all material facts; (iii) an obligation to employ reasonable care to avoid misleading clients; and (iv) an obligation to provide disinterested advice. In addition, Townsend and Townsend Associates must act with integrity, honesty, competence, dignity and in an ethical manner when dealing with the public, clients, prospective clients, employers and employees. In certain client relationships, Townsend has additional fiduciary duties under ERISA or comparable state laws. Townsend has a fundamental obligation to act in the best interests of its clients and to provide investment advice in its clients’ best interests.

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Townsend and Townsend Associates are also required to comply with both the letter and the spirit of the federal securities laws and other applicable laws.

B.	Conflicts of Interest

The following areas represent common types of conflicts of interests; however, this list is not intended to identify all possible conflicts of interest. Please refer to the separate Policy Regarding Conflicts of Interests for more information.

Compensation from Managers: Townsend is committed to providing unbiased and uncompromised advice. Accordingly, Townsend generally does not accept any compensation from managers for any purpose, including (i) participation in Townsend’s database; (ii) purchase of research; (iii) sponsorship of conferences; or (iv) the provision of consulting, investment banking or other services.

Investment Allocation: On rare occasions, Townsend may be required to allocate investment or disposition opportunities among clients. In those cases, allocation decisions must be consistent with both (i) the separate Allocation Policy and (ii) the fiduciary duties described above.

Service as a Director: If any Townsend Associate serves on the board of directors or similar body of any unaffiliated entity and any issue related to that other entity is under consideration by Townsend, that person must recues himself or herself from participating in the decision unless such position is for the specific purpose of representing the interests of Townsend clients in the investment vehicle that such board relates.

Political Contributions: Rule 206(4)-5 under the Investment Advisers Act was adopted to curb “pay to play” practices whereby political contributions or other payments are made to elected officials or candidates who can influence the awarding of contracts to manage the accounts of state or local government entities. In order to comply with this rule, all Townsend Associates must submit a written request to the Compliance Officer prior to making such payments. See separate Policy Regarding Political Contributions for more information.

Gifts and Entertainment: Although gifts are often acceptable and considered a courtesy, and entertainment facilitates business discussions and fosters good business relationships, employees must use their discretion to avoid even the appearance of impropriety. Any gift given or received of value over $50 must be reported to the Compliance Office. Employees are reminded of their duty as fiduciaries to use discretion at all times. Employees should seek clarification from the Compliance Office prior to accepting non routine gifts and entertainment. See Section IV: Gift Giving and Receiving for more information.

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III.	SECURITIES TRADING AND HOLDING

A.	In General

No Access Person (defined below) may use any information concerning the investments or investment intentions of Townsend, its affiliates or its clients, or his or her ability to influence investment intentions, for personal gain or in a manner that is detrimental to the interests of Townsend or any of its clients. For more information on this topic see Townsend’s Insider Trading Policy.

Most of Townsend’s investment recommendations, and most of the information collected by Townsend, relate to Securities (defined below) issued by privately offered real estate funds (both open-end and closed-end). While the rules below have general applicability, enforcement will be focused on the types of investment opportunities and the types of information that are accessible by Townsend and Townsend Associates.

When Townsend makes an investment recommendation with respect to, or has monitoring oversight over a client position in, a publically traded company, the Compliance Office may determine that such publically traded security will be maintained on the Restricted List or Watch List (defined below).

If an Access Person becomes aware of the situation described above, or in any other situation where an Access Person is in possession of material non public information, he or she has a duty to disclose such situation to the Compliance Office prior to making any buy or sell trades.

B.	Definitions

1.              “Access Person”, unless otherwise determined by the Chief Compliance Officer to be exempt from this definition, means the following:

(a)	each director of Townsend (with the exception of non-employee directors);

(b)	each officer of Townsend; and

(c)	each other employee of Townsend or other person who provides investment advice on behalf of Townsend and is subject to its supervision and control and (i) has access to non-public information regarding any clients’ purchase or sale of securities or non-public information regarding the portfolio holdings of any fund for which Townsend or any affiliate serves as investment adviser; (ii) is involved in making securities recommendations to clients; or (iii) has access to securities recommendations that are non-public; and

(d)	anyone deemed an Access Person by the Chief Compliance Officer.

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2.             “Beneficial Ownership” has the same meaning set forth in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, which provides that (a) the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in Securities and (b) the term “pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject Securities. Examples of indirect pecuniary interests include, without limitation, Securities being held by a member of a person’s immediate family that shares his or her household or by a trust or other holding vehicle in which a person has an interest.

3.             “Compliance Office Approval” means written approval (which may be in hard copy or by electronic communication) confirming that a proposed transaction or other activity does not appear to be in violation of this Code issued by the Compliance Office or, in the case of matters involving the Chief Compliance Officer in his or her personal capacity, issued by the Chief Operating Officer.

4.             “Initial Public Offering” means an offering of equity Securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

5.             “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933.

6.             “Purchase” or “Sale” means, as applicable, the purchase or sale or any action to accomplish the purchase or sale of a Security, and includes, without limitation, the writing, purchase or exercise of an option to purchase or sell a Security and conversions of convertible Securities.

7.             “Reportable Security” means any Security (as defined herein) other than (a) direct obligations of the government of the United States; (b) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (c) shares issued by money market funds; (d) shares issued by open-end funds (which includes most mutual funds); and (e) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds.

8.             “Restricted List” means a list of Securities that have been identified by the Compliance Office that are restricted from trading.

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9.             “Security” has the meaning given it by Section 202(a)(18) of the Investment Advisers Act of 1940, and includes, without limitation, any type of equity or debt Security and any rights relating to a Security, such as put and call options, warrants, convertible Securities and Securities indices.

10.             “Trading Program” means an automatic investment plan that was established at a time when the person establishing the plan had no material non-public information regarding the Securities covered by the plan. For purposes of this Code, Trading Programs include, without limitation,

(a)	automatic 401(k) contributions, so long as investment decisions (such as elections to change the amount of future compensation that will be contributed to any available investment option) are made at a time when the person making the decisions has no material non-public information regarding the Securities covered by the plan; and

(b)	reinvestments of dividends pursuant to a dividend reinvestment program or brokerage account direction to automatically reinvest dividends into the distributing Security.

11.             “Undirected Accounts” means, with respect to any Access Person, accounts over which he or she has no direct or indirect influence or control, including, without limitation, a blind trust.

12.             “Watch List” means a list of Securities that have been identified by the Compliance Office that require additional monitoring for potential conflicts. The purchase and sale of securities on this list will require preclearance.

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C.	Pre-Approval Requirements

1.              Each Access Person must obtain advance Compliance Office Approval for any acquisition of Beneficial Ownership of any Securities in a transaction that is an Initial Public Offering. Advance approval is also required for any transactions in Limited Offerings or before trading in any Securities that are being evaluated for possible client investment. This includes any and all private funds. This pre-approval requirement includes these securities traded in undirected accounts as well.

2.              Each Access Person must also obtain advance Compliance Office Approval for trading any Security on the Watch List.

3.              Requests for pre-approval shall be submitted in writing. The Compliance Office shall retain written records of all pre-approval requests.

4.              The Compliance Office may not authorize a transaction if he or she believes that the transaction is reasonably likely to involve a conflict of interest, possible diversion of corporate opportunity or an appearance of impropriety.

5.                Compliance Office Approval to consummate a transaction is effective until the close of business on the same day on which the approval was obtained; or any time at which the Access Person learns that the information provided in the request for approval is not accurate. Compliance Office Approval may be revoked at any time.

6.                Factors to be considered in determining whether to approve or deny a transaction include, without limitation, the following:

(a)	Whether the person requesting approval appears to be engaging in, or to have the opportunity to engage in, the Purchase or Sale as a result of his or her association with Townsend;

(b)	Whether the person requesting approval appears to be engaging in illegal or inappropriate market timing transactions; and

(c)	Whether the requested approval relates to a Security that (i) Townsend is actively reviewing for prospective client investment; (ii) Townsend is actively monitoring for any Townsend client; or (iii) fell within either of the two preceding categories during the preceding 90 days.

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D.	Holding Reports

1.               Subject to the exceptions identified below, each Access Person must submit a holding report (a “Holding Report”) in the form attached as Exhibit C to the Compliance Office no later than ten days after he or she becomes an Access Person and annually thereafter, within 30 days after each December 31.

2.              The information in a Holding Report must be current as of a date no more than 45 days prior to the date the Holding Report was submitted.

3.              Each Holding Report must contain the following information:

(a)	The title and type of Security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

(b)	The name of any broker, dealer or bank with which the Access Person maintains an account in which any Securities (whether or not they are Reportable Securities) are held for the Access Person’s direct or indirect benefit; and

(c)	The date the Access Person submits the Holding Report.

E.	Quarterly Transaction Reports

1.              Subject to the exceptions noted below, each Access Person must submit to the Compliance Office in the form attached as Exhibit D, no later than 30 days after the end of each calendar quarter, a quarterly transaction report with respect to each transaction during the preceding quarter in any Reportable Security in which that Access Person has, or by reason of the transaction acquired, any direct or indirect Beneficial Ownership interest (a “Transaction Report”). An alternative format may be submitted in lieu of Exhibit D, so long as the information required hereunder is included.

2.               Each Transaction Report must contain the following information:

(a)	The date of the transaction, the title, and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of each Reportable Security involved;

(b)	The nature of the transaction (i.e., Purchase, Sale or any other type of acquisition or disposition);

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(c)	The price of the Reportable Security at which the transaction was effected;

(d)	The name of the broker, dealer or bank with or through which the transaction was effected; and

(e)	The date that the Transaction Report is submitted by the Access Person.

F.	Exceptions from Reporting Requirements

1.                Access Persons will not be required to submit any of the following:

(a)	Any Transaction Report with respect to Securities held in Undirected Accounts (this exception does not include accounts that hold private funds); or

(b)	Any Transaction Report with respect to transactions effected pursuant to a Trading Program.

2.               As indicated above, Access Persons will not be required to submit any Reports with respect to Securities that are not Reportable Securities.

G.	Enforcement

The Compliance Office will report all violations of the Code or the Compliance Policies to the Compliance Committee. The Compliance Committee will determine applicable sanctions correlating to the severity of such violation. The Compliance Committee will take into consideration such factors as the frequency and severity of any prior violations. Potential sanctions include, but are not limited to:

1.               A warning letter

2.               A memorandum to the Management Committee and/or Board of Directors

3.               Employee may be required to break the trade or disgorge profits

The frequency and severity of violations within a 12 month period will be taken into consideration during employee annual reviews and may affect incentive compensation. If it is determined that a violation resulted from fraudulent, deceptive or manipulative actions by the employee, sanctions may include termination of employment and/or criminal sanctions imposed by regulatory authorities.

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IV.	GIFT GIVING AND RECEIVING

Townsend and its employees are not permitted to give any gift to a board member, employee or other person associated with a potential client with the intention of exerting inappropriate influence over a decision to retain Townsend. In addition, each person that gives anything of value to a representative of a client or potential client is responsible for understanding and complying with any additional restrictions that may be imposed by the client or the regulations that apply to it. Additionally, preclearance is required prior to gifting anything of value to government and foreign officials, regardless of the amount.

Townsend and its employees are not permitted to accept any gift from any manager doing or seeking to do business with any of Townsend’s clients if the receipt of the gift would (i) influence any decision or (ii) create the appearance of influence over any decision regarding the evaluation and/or recommendation of the manager. Entertainment shall not be excessively extravagant or too frequently accepted. Each employee must use its discretion to avoid even the appearance of impropriety.

Anything given or received of value over $50 must be reported to the Compliance Office. Employees may not accept anything over $100 without pre-approval from the Compliance Office. No employee may accept over $500/year in gifts.

Reportable Gifts and Entertainment excludes dining and entertainment with others except that employees are reminded of their duty as fiduciaries and to use discretion at all times. Employees should seek clarification from the Compliance Office prior to accepting non routine gifts and entertainment.

V.	CONFIDENTIALITY

Every Townsend Associate and every Townsend representative will maintain in strictest confidence and will not disclose, or use for his or her own benefit, any investment advice or other information furnished to or received from or on behalf of any client, including, without limitation, client holdings, investment policy structure and/or implementation decisions, information that a Security is being considered for Purchase or Sale by any client, and the contents of any research report, recommendation or decision, whether at the preliminary or final level.

Townsend Associates and Townsend representatives may not disclose any confidential information to any person without approval of Townsend’s Compliance Office, except: (i) disclosures or communications to other Townsend Associates or Townsend representatives who need the information to carry out the duties of their position with Townsend or (ii) disclosures or communications to third parties in furtherance of Townsend’s services to its clients.

It is possible that Townsend Associates or Townsend representatives may become temporary “insiders” because of a duty of trust or confidence. A duty of trust or confidence can arise: (i) whenever a person agrees to maintain information in confidence; (ii) when two people have a history, pattern or practice of sharing confidences such that the recipient of the information knows or reasonably should know that the

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person communicating the material non-public information expects that the recipient will maintain its confidentiality; or (iii) whenever a person receives or obtains material non-public information from certain close family members such as spouses, parents, children and siblings. Should you become aware of any material non-public information, you must follow Townsend’s Insider Trading Policy.

VI.	REPORTING VIOLATIONS

Any Townsend Associate who becomes aware or suspicious of any violation of this Code or federal securities laws is required to promptly contact Townsend’s Chief Compliance Officer (unless the violation or perceived violation involves the Chief Compliance Officer). Violations or suspected violations may be disclosed in writing, telephonically or in person. Contact information for the Chief Compliance Officer is as follows:

The Townsend Group, attn: Chief Compliance Officer

Skylight Office Tower

1660 West 2nd Street, Suite 450

Cleveland, Ohio 44113

Telephone: 218.781.9090 ; e-mail: compliance@townsendgroup.com

In the event that any violation or suspected violation concerns the Chief Compliance Officer, the disclosure should be filed with the Chief Operating Officer of Townsend.

Townsend encourages all Townsend Associates to talk to supervisors, managers or other appropriate personnel to report and discuss any known or suspected criminal or unethical business activity involving Townsend or Townsend Associates. Reporting the activity will not subject the employee to discipline absent a knowingly false report. Retaliation for reporting violations under this Code is prohibited.

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VII.	RECORDKEEPING

Townsend will maintain a copy of this Code, as well as any amendments, for five years after they cease to be effective. Townsend will also keep, in addition to the other books and records that it maintains, true, accurate and current records of the following for at least five years:

1.           Any violation of this Code and any action taken as a result of the violation;

2.           All written acknowledgements for each person who at any time is, or was at any time during the preceding five years, subject to this Code;

3.           A record of each Report made under this Code by an Access Person;

4.           A record of the names of persons who at any time are, or were at any time during the preceding five years, Access Persons;

5.           A record of any decision to approve the acquisition of Securities by Access Persons.

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EXHIBIT A

CODE OF ETHICS

ACKNOWLEDGMENT & CERTIFICATION FORM

I have received and reviewed The Townsend Group Code of Ethics (the “Code”). I understand the Code, recognize that I am subject to it and understand the penalties for non-compliance.

I further certify that, to the best of my knowledge, I am in compliance with all applicable requirements of the Code and have fully and accurately completed this certificate.

I further certify that, to the best of my knowledge, I have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by the Code.

Finally, I certify my understanding that as a condition of my employment I will not disclose any information treated as “confidential” under the Code or any Townsend policy.

Signature:

Name:
(please print)

Date:

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EXHIBIT B

The Townsend Group

Annual Compliance Questionnaire

The Townsend Group Code of Ethics holds our employees to a standard of business conduct which requires that we place the interests of our clients first at all times and identify potential conflicts of interest. As a federally registered investment adviser, Townsend is required to disclose certain criminal and disciplinary matters involving its officers and employees. Additionally, as a government contractor, Townsend is required to disclose certain political contributions of its employees. In order to comply with these obligations, we ask you to complete the questions below and return the signed form by ___________________, 20__.

Questionnaire:

1.	In the past ten years, have you

a.	been convicted or plead guilty or nolo contendere (“no contest”) in a domestic, foreign or military court to any felony?	__Yes	__No
b.	been charged with any felony?	__Yes	__No

2.	In the past ten years, have you

a.	been convicted or plead guilty or nolo contendere (“no contest”) in a domestic, foreign, or military court to a misdemeanor involving: investments or an investment-related business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracyto commit any of these offenses?	__Yes	__No
b.	been charged with a misdemeanor specified in 2(a)?	__Yes	__No

3.	Has the SEC or the Commodity Futures Trading Commission ever:

a.	found you to have made a false statement or omission?	__Yes	__No
b.	found you to have been involved in a violation of SEC or CFTC regulations or statutes?	__Yes	__No

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c.	found you to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?	__Yes	__No
d.	entered an order against you in connection with an investment-related activity?	__Yes	__No
e.	imposed a civil money penalty on you, or ordered you to cease and desist from any activity?	__Yes	__No

4.	Has any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority:

a.	ever found you to have made a false statement or omission, or been dishonest, unfair, or unethical?	__Yes	__No
b.	ever found you to have been involved in a violation of investment-related regulations or statutes?	__Yes	__No
c.	ever found you to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked or restricted?	__Yes	__No
d.	in the past ten years, entered an order against you in connection with investment-related activity?	__Yes	__No
e.	ever denied, suspended, or revoked your registration or license or otherwise prevented you by order, from associating with an investment-related business or restricted your activity?	__Yes	__No

5.	Has any self-regulatory organization or commodities exchange ever:

a.	found you to have made a false statement or omission?	__Yes	__No
b.	found you to have been involved in a violation of its rules (other than a violation designated as a “minor rule violation” under a plan approved by the SEC)?	__Yes	__No
c.	found you to have been the cause of an investment-related business having its authorization to do business denied, suspended, revoked or restricted?	__Yes	__No
d.	disciplined you by expelling or suspending you from membership, barring or suspending you from associating with other members, or otherwise restricting your activities?	__Yes	__No

6.	Has an authorization to act as an attorney, accountant, or federal contractor granted to you ever been revoked or suspended?	__Yes	__No

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7.	Are you now the subject of any regulatory proceeding that could result in a “yes” answer to any part of the above questions?	__Yes	__No

8.	Has any domestic or foreign court:

a.	In the past ten years, enjoined you in connection with any Investment-related activity?	__Yes	__No
b.	ever found you were involved in a violation of investment-related statutes or regulations?	__Yes	__No
c.	ever dismissed, pursuant to a settlement agreement, an investment-related civil action brought against you by a state or foreign financial regulatory authority?	__Yes	__No

9.	Are you now the subject of any civil or criminal proceeding That could result in a “yes” answer to any part of the above questions?	__Yes	__No

10.	Have you or your spouse made any contribution of money or pledge of contribution, including in-kind contributions, to any political party or political organization or any candidate for election to any federal or state governmental office?	__Yes	__No

If you have answered “yes” to any of the questions above, please give a brief description of the circumstances below:

Definitions and Interpretation:

“Investment-related” means pertaining to securities, commodities, banking, insurance or real estate (including, but not limited to, acting as or being associated with a broker, dealer, investment company, investment advisor, government securities broker or dealer, municipal securities dealer, bank, savings and loan association, entity or person required to be registered under the Commodity Exchange Act, or fiduciary).

“Involved” means acting or aiding, abetting, causing, counseling, commanding, inducing, conspiring with or failing reasonably to supervise another in doing an act.

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“Proceeding” includes a formal administrative or civil action initiated by a government agency, self-regulatory organization or foreign financial regulatory authority; a felony criminal indictment or information (or equivalent formal charge); or misdemeanor criminal information (or equivalent formal charge). This term does not include other civil litigation, investigations, or arrests or similar charges effected in the absence of a formal criminal indictment or information (or equivalent formal charge).

For purposes of timing, events are deemed to have occurred on the date that a final order, judgment, or decree was entered, regardless of whether the order, judgment, or decree remains under appeal or reconsideration.

Certification:

I have carefully read all of the preceding paragraphs and state that I understand them and that the information I have provided is true and correct to the best of my knowledge. In addition, I understand that Townsend administers this questionnaire at certain prescribed times, but that it is my responsibility to ensure that my responses are accurate on an ongoing basis. Should one of my responses need to be amended, it is my responsibility to promptly inform the Legal and Compliance Department. I understand that failure to promptly notify the Legal and Compliance Department of a change in my response or completing the questionnaire with false or misleading information may lead to disciplinary action.

Signature:

Name:
(please print)

Date:

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EXHIBIT C

List (or attach a brokerage statement) of all securities that were held for the direct or indirect benefit of you or a member of your Family/Household.

Title of Security	Type of Security	Exchange Ticker Symbol/CUSIP Number	Number of Shares

List ALL holding accounts not covered above which you or a member of your Family/Household maintained an account in which ANY interest was held for the direct or indirect benefit of you or a member of your Family/Household (Ex. Private Placements, Hedge Funds, DRP etc).

Title (Name/Fund)	Type of Security (Private Placement, Hedge Fund etc.)
Ex. XYZ 2008 Co-invest Fund	Private Placement - LP in Fund

I certify that, to the best of my knowledge, my responses on this form are true and complete:

Your signature: __________________ Print name: __________________________

Date: ________________

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EXHIBIT D

TRANSACTION REPORT FOR QUARTER ENDING _____, 20__

					# of	Principal
				Ticker	Shares /	Amount	Broker,	Price per
	Title of	Nature of	Date of	Symbol or	or other	(Market	Dealer or	Share or	Additional
	Security	Transaction	Transaction	CUSIP No.	Units	Value)	Bank	Other Unit	Information

1.
2.
3.
4.
5.

Your signature: __________________ Print name: __________________________

Date: ________________

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